The Jensen Portfolio - Script

Good (morning, afternoon, evening,) My name is (Full Name).

I am calling on behalf of a current investment with The Jensen Portfolio.

May I please speak with Mr./Mrs. (full name)?

Good _____________ Mr./Mrs. ___________, I wanted to confirm that you have received the proxy material for the shareholder meeting scheduled for November 10th.
Have you received the information?

If “Yes” or positive response:
If you’re not able to attend the meeting, I can record your voting instructions by phone.
Your Board of Directors is recommending a vote in favor.

If “No” or negative response:
I would be happy to review the meeting agenda and record your vote by phone.
However, the Board of Directors is recommending a vote in favor.

Would you like to vote along with the Board’s Recommendation?

Would you like to vote all of your accounts accordingly?

*Confirmation – I am recording your (in favor/against/abstain) vote.
 For confirmation purposes:
• Please state your full name.  (pause for response)
• According to our records, you reside in (city, state, zip code).  (pause)
• To ensure that we have the correct address for the written confirmation, please state your street address.  (pause for response)

Thank you.  You will receive written confirmation of your voting instructions in 3 to 5 business days.  Once you receive your confirmation, if you have any questions, feel free to contact us at the toll free number listed on the confirmation.  Mr./Ms. ___________, your vote is important and your time is greatly appreciated.  Thank you and have a good (insert appropriate closing).

Rebuttals

If shareholder asks what we mean by “all accounts accordingly”

“This means would you like to vote all of your accounts with The Jensen Portfolio” (In favor, against, or abstaining)

If shareholder asks how many accounts he has.

“Currently my system shows ____ accounts, but depending on how the account is registered, additional accounts may not be grouped with your main account.”

If shareholder will not vote until the material is received:

Due to time constraints, we are e-mailing proxy materials to ensure delivery before the meeting date.  Would you like to provide us with an e-mail address to which we may send that information?

ANSWERING MACHINE MESSAGE

Good Morning/Afternoon/Evening.  This message is for Mr./Mrs. _________________.

I am calling on behalf of your investment with The Jensen Portfolio.

The special meeting of shareholders is scheduled to take place on November 10th and your vote has not been registered.

Please contact us at your earliest convenience at 1-877-536-1562, between the hours of 9:00 a.m. and 11:00 p.m. Eastern Standard Time Monday through Friday.

Your vote is very important.  Thank you and have a Good Day/Evening.